Exhibit 10.4

COLLECTION AGENCY AGREEMENT
ROSENTHAL & ROSENTHAL, INC.
1370 Broadway
New York NY 10018

STEVEN MADDEN RETAIL, INC.	New York, NY
52-16 Barnett Avenue	Dated: July 10, 2009
Long Island City, NY 11104

          The following is the Agreement under which we are to act as your collection agent. The effectiveness of this Agreement is conditioned upon the occurrence of all of the following on or prior to October 31, 2009: (i) the termination of your existing factoring agreement with GMAC Commercial Finance, LLC (“GMAC”); and (ii) a partial termination by a UCC-3 Financing Statement releasing the interest of GMAC in all of your assets other than any Receivables arising prior to the date of such termination. The date on which the foregoing conditions shall have been satisifed shall hereafter be referred to as the “Effective Date”. Capitalized terms shall have the meanings set forth in Section 14 hereof:

1. COLLECTION OF RECEIVABLES :

          You hereby appoint us as your collection agent with respect to all of your Receivables, and we shall have the right to collect and otherwise deal therewith as the sole collection agent. Upon each sale of your Inventory or rendition by you of services, you shall execute and deliver to us such further and confirmatory evidence of our authority as collection agent with respect to your Receivables as we require, in form and manner reasonably satisfactory to us, together with copies of invoices or such equivalent electronic document as we may designate for such use, and all shipping or delivery receipts and such other proof of sale and delivery or performance as we, from time to time, may require. All invoices (and other statements to Customers) evidencing Receivables shall clearly state, in a manner satisfactory to us, that each Receivable is payable only to us. The form on Exhibit A annexed hereto is currently deemed acceptable.

2. CREDIT AND APPROVAL:

          You will submit to us for our credit approval the principal terms of each and every Order. We may, in our sole discretion, approve all or a portion of an Order, by issuing a Credit Approval, withdraw any Credit Approval, withdraw or adjust any Credit Line, or suspend any Availability under a Credit Line, at any time before you deliver the Inventory or render the services. In addition, we may from time to time establish a Credit Line or Credit Lines pursuant to which you may ship to Customers. No Credit Approval, including approval based upon shipment against Availability under a Credit Line shall be effective unless (i) the Inventory is shipped or the services rendered, within the time specified therein, or if no time is specified, within thirty (30) days after the date our Credit Approval is issued; (ii) the Customer has accepted delivery of the Inventory or performance of the services; and (iii) a schedule of the Receivables(s) which arise as a result of the Order which is the subject of the Credit Approval has been delivered to us, within ten (10) Business Days of the delivery of the goods or the performance of the service. Upon the effectiveness of a Credit Approval, we shall be deemed to have accepted the Credit Risk (but not the risk of non-payment for any other reason) to the extent of the dollar amount specified in the Credit Approval and the Receivable which is the subject thereof shall, to the extent of the amount specified in the Credit approval, be a Credit Approved Receivable. In no event, however, shall we have any Credit Risk on any Receivable for freight, samples, or sales not made in the ordinary course of your

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business. We may, in our sole discretion, withdraw any Credit Approval, or withdraw or adjust any Credit Line, at any time before you deliver the Inventory or render the services. Notwithstanding anything to the contrary contained herein, you shall have an automatic Credit Approval during each Contract Year on all Orders in the aggregate outstanding at any time not to exceed $15,000 for each Customer from those Customers located in the United States of America other than Customers: (i) which have been previously declined by us (other than in the event such declination is solely by reason of lack of information required by us); (ii) with respect to which you have submitted to us an Order for Credit Approval by us; provided, that in the event that you submit an Order for Credit Approval to us and you are not notified by us, within two Business Days after such submission, that the Order is declined or that for any reason (provided that such reason is stated) you do not have an automatic Credit Approval on such Order, then to the extent an automatic Credit Approval on such order would otherwise be available under the terms hereof, it shall remain available to you on such Order; (iii) with respect to which we have notified you that you do not have an automatic Credit Approval; or (iv) with respect to which we have provided a specific Credit Approval. At no time during the Contract Year shall such losses borne by us exceed $150,000 (such amount to be prorated in the event of termination by either of us of this Agreement, for the number of months elapsed during the Contract Year in which the Effective Termination Date occurs). Until a Receivable subject to such automatic Credit Approval is more than forty five (45) days past due, the automatic Credit Approval will apply to a subsequent Order for the same Customer provided such subsequent Order complies with the terms set forth above.

3. CLIENT RISK RECEIVABLES:

          All CR Receivables are with full recourse to you and at your credit risk, but are otherwise subject to the covenants, terms and conditions provided herein with respect to Credit Approved Receivables. We shall have the right to make a bookkeeping entry to debit your account the amount of CR Receivables at any time either before or after their maturity and you agree to pay us upon demand the amount of all expenses including reasonable collection charges and reasonable attorneys’ fees incurred by us in attempting to collect or enforce any such payment, and additionally to pay us on demand the amount of any such CR Receivable if such CR Receivable was previously a Purchased Receivable. In addition, if we, at your request, and in our discretion, file a proof of claim in any insolvency proceeding with respect to a CR Receivable and/or forward a CR Receivable to an attorney or agency for collection, we shall charge your account with (i) the fees and expenses of such attorney or collection agency and (ii) a service charge equal to $100 plus 5% of any amount collected on the CR Receivable.

4. RETURNED MERCHANDISE/CLAIMS, DISPUTES AND CHARGEBACKS:

          In the event of a breach of any of the representations or warranties contained herein with respect to a Receivable, or the assertion, with respect to a Receivable, of a Dispute, any such Receivable (whether or not a Credit Approved Receivable) shall thereupon become a CR Receivable. You shall notify us immediately of any Dispute, including, a Customer’s return of or desire to return any Inventory purchased from you. We may, but are not obligated, to settle, compromise, adjust or litigate any Dispute, including, a return of the related Inventory upon such terms as we deem advisable (provided, however, that as long as no Default shall have occurred and be continuing, we will not litigate any Dispute other than with respect to a Purchased Receivable without first consulting with you with respect thereto). We may, at our option, charge back to you all amounts owing on CR Receivables which are not paid when due. We shall have the right to charge back to you the amount of any payment which we receive with respect to a CR Receivable, if we are subsequently required to disgorge such payment for any reason, including, such payment being deemed a preferential transfer. A chargeback shall not constitute a resale or reassignment to you of the Receivable which is the subject thereof if prior to such chargeback, the Receivable had been purchased by us pursuant to the terms hereof. You agree to indemnify and save us harmless from and against any and all loss, liability, claim, cost and expense of any kind, caused by or arising from any Disputes with or claims of your Customers or any Person or representative thereof, asserting an interest in Receivables or payments thereon, including: (i) any disputes or claims with respect to terms, price, quality or otherwise with respect to Receivables; (ii) any claim for a return of any payments with respect

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to Receivables (including alleged preferential transfers with respect to payments on Receivables that were not Credit Approved Receivables at the time the payment was received); (iii) any claims by any governmental authorities (federal, state, municipal or otherwise) for the turnover or payment to such governmental authority of all or any portion of any payment received from a Customer which we paid to you and (iv) all reasonable collection expenses and attorney’s (whether in-house or outside) fees incurred with respect to any of the foregoing. Your liability under this paragraph, and that of any Person liable for the Obligations, shall constitute Obligations but shall nonetheless be independent hereof and continue notwithstanding any termination hereof.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS:

          You represent, warrant and covenant that:

          5.1. you are fully authorized to enter into this Agreement and perform hereunder and you will continue to be so authorized for the duration of this Agreement and you are not and will not be bound by any agreement that would be violated by your or our performance of this Agreement.

          5.2. you are solvent.

           5.3. the Receivables are, and shall be, at the time of their creation, bona fide, existing and enforceable obligations of Customers arising out of sales made or services rendered by you, and, at the time any Receivable becomes a Purchased Receivable, it shall be free and clear of all security interests, liens, claims and Disputes whatsoever other than Permitted Liens and in the event that any such Receivables arise from the sale of goods, such goods meet all standards imposed by any governmental agency or authority.

           5.4. at the time any Receivable becomes a Purchased Receivable, the Inventory relating thereto constituting returned goods shall not be subject to any security interest, lien or encumbrance whatsoever, other than Permitted Liens, and you covenant (i) that you shall not permit the Inventory to become so encumbered without our prior written consent and that (ii) the Inventory meets all standards imposed by any governmental agency or authority.

          5.5. you shall not permit any Inventory or General Intangibles to be subject to any security interest, lien or encumbrance whatsoever, other than Permitted Liens.

          5.6. with respect to each Receivable as it arises and when transmitted to us: (i) you will have delivered the Inventory or rendered the services pursuant to the Order; (ii) the Customer will accept the Inventory and/or services without any offset or counterclaim; (iii) no known Dispute will exist in any respect; (iv) you will have preserved, and will continue to preserve, any liens and any other rights available to us by virtue of this Agreement; and (v) the Customer will not be your Affiliate.

           5.7. you will within ten Business Days of our request therefor, provide us with copies of invoices and shipping or delivery receipts or such equivalent electronic documents as we may designate or other proof of sale and delivery or performance as we may from time to time require.

          5.8. you will not, without providing us with thirty (30) days prior written notice thereof, change your name, your state of organization or your principal place of business and you are not aware, and will upon your becoming aware, notify us promptly, of any Person organizing under your name in another state.

           5.9. you do not transact business under any trade names or tradestyles except as set forth on Exhibit B annexed hereto (which Exhibit shall be complete and correct prior to the Effective Date, and as the same may thereafter be amended from time to time) and with respect to any such tradename or tradestyles you have (i) caused certain of the tradenames and tradestyles (if indicated on Exhibit B) to be registered in accordance with the laws applicable to the use of such tradenames or tradestyles and have not in any way assigned or encumbered your interest in such tradenames or tradestyles; or (ii) obtained a license to use such tradenames or tradestyles from the owner thereof with respect to the goods or services sold by you under such tradenames or tradestyles, and in the markets in which such goods or services are

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sold by you; and you are not aware, and will upon your becoming aware, promptly notify us, of any other Person using your name or any of your tradenames or tradestyles in any similar line of business.

           5.10. you are, and at all times during the term of this Agreement, shall be, duly organized, existing and in good standing under the laws of the state of your organization; and you are, and at all times during the term of this Agreement, shall be, duly qualified, existing and in good standing in every state in which the nature of your business requires you to be so qualified.

6. COMMISSIONS:

          6.1. For our services hereunder, we shall receive a commission (hereinafter referred to as the “Base Commission”) of (i) 0.275% of the gross invoice amount of each Receivable; plus (ii) on those Receivables due from a Customer (or any Affiliates or subsidiaries of such Customer) listed on the Special Accounts Schedule submitted herewith and/or from time to time hereafter, such percentage of the gross invoice amount thereof as equals the surcharge (if applicable) set forth on the Special Accounts Schedule, to the extent of the amount credit approved. All commissions shall be due and payable and chargeable to your account with us at the date a Receivable arises.

          6.2. Our charge specified in Section 6.1 hereof is based upon maximum selling terms of 60 days (excepting only that for sales to off-price retailers the maximum selling terms will be 90 days) , and no more extended terms or additional dating shall be granted by you to any Customer without our prior written approval. If such approval is given by us, then for each additional thirty (30) days or part thereof of such extended terms or additional dating, our charge with respect to the Receivables covered thereby shall be increased by an amount equal to twenty-five percent (25%) of the charge specified in Section 6.1 hereof. In addition, we shall charge you a fee of $2.50 for each instance in which you change the terms of sale of any Receivable after you have submitted to us a schedule listing such Receivable.

          6.3. Subject to the terms of the Combined Charges Agreement, the minimum aggregate Base Commission payable under this Agreement shall be $480,000.00 for each Contract Year, which shall be fully earned by us at the beginning of each Contract Year, and which to the extent of any deficiency (after giving effect to the commissions paid or payable under Section 6.1), shall be chargeable to your account with us at the end of each Contract Year, provided, that in the event of any termination of this Agreement in any Contract Year after the first Contract Year, the minimum aggregate Base Commission payable in such year shall only be the higher of (i) 100% of the monthly average of all charges payable by you to us under Section 6.1 of this Agreement for the twelve month period prior to the Effective Termination Date, multiplied by the number of calendar months for the portion of the Contract Year elapsed prior to the Effective Termination Date (including any partial month in which the Effective Termination Date falls if such date is on or after the 15th day of such month); and (ii) the monthly average amount of the minimum aggregate Base Commission for the portion of such Contract Year elapsed prior to the Effective Termination Date, multiplied by the number of calendar months for the portion of the Contract Year elapsed prior to the Effective Termination Date (including any partial month in which the Effective Termination Date falls if such date is on or after the 15th day of such month).

7. PURCHASE PRICE

          7.1. The purchase price for each Receivable that we purchase pursuant to the terms hereof shall be the invoice amount of the Receivable, less (i) returns (whenever made); (ii) selling discounts, credits or deductions of any kind allowed, granted to or taken by the Customer at any time; and (iii) our commission provided for in Section 6 hereof. Following a Default, no discount, credit or allowance with respect to any Purchased Receivable shall be granted by you, and no return of Inventory shall be accepted by you without our prior written consent. A discount, credit or allowance may be claimed only by the Customer. All amounts collected against the purchase price shall be credited to your account on the Payment Date.

          7.2. Where the cause of non-payment of a Credit Approved Receivable which has become more than 120 days past due, is solely the Customer’s financial inability to pay, then upon your submitting a confirmatory assignment of the Receivable that is reasonably satisfactory to us, and upon our determining to our satisfaction that the warranties made by you under Sections 5.3, 5.4 and 5.4 hereof are true and correct, the Receivable, to the extent of the then effective Credit Approval, shall be purchased by us and shall be deemed collected if it is not otherwise subject to chargeback to you under this Agreement.

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8. ADVANCES AND INTEREST RATES:

          8.1. Advances. In our sole discretion, in accordance with the terms of this Agreement, we will, from time to time, at your request, subject to the terms of the Combined Charges Agreement, (i) advance to you sums (“Advances”); and/or (ii) cause to be opened for your account letters of credit issued by an L/C Bank (“Letters of Credit”), provided that the aggregate amount of (x) the Advances outstanding will not, after giving effect to such requested Advances, exceed the lesser of (a) 85% of the aggregate Net Amount of Eligible Receivables outstanding at the time of such request, less Reserves, if any (the “Receivables Availability”); and (b) $30,000,000 less the outstanding amount of undrawn Letters of Credit; and (y) the outstanding amount of undrawn Letters of Credit will not, after giving effect to such requested Letters of Credit, exceed the lesser of (a) the Receivables Availability; and (b) $15,000,000.

          8.2. Net Cash Balances. Net Cash Balances shall earn interest at a rate equal to one and one half percent (1.5%) below the Prime Rate in effect from time to time. We may, in our sole discretion, remit to you, at any time, any amount standing to your credit on our books. You may, in your sole discretion, withdraw, at any time, any amount standing to your credit on our books.

          8.3. Letter of Credit Rates. Should we cause to be opened for your account letters of credit, we shall receive a commission equal to (i) the greater of (a) $100; or (b) one quarter of one percent (1/4 of 1%) of the face amount of such letters of credit or guaranties (the “Face Amount”); plus (ii) bank charges (exclusive of any commissions the L/C Bank may charge); plus (iii) one quarter of one percent (1/4 of 1%) of the Face Amount upon each draw of any such letter of credit or guaranty.

          8.4. Prime Rate Loans. Other than with respect to any advances made or bearing interest pursuant to Section 8.5 hereof, interest on all Obligations will be calculated at a rate per annum equal to the Prime Rate minus 0.125% per annum (the “Effective Prime Rate”) from the date incurred through the date of payment. Interest will be charged to your account monthly in arrears. Any advance bearing interest at the Effective Prime Rate shall be referred to herein as a “Prime Rate Loan”.

          8.5. LIBOR Rate Loans. Advances, for which you provide us written notice, prior to our making such advance, that such advance shall bear interest at the 30, 60 or 90 day LIBOR rate, shall bear interest at such 30, 60 or 90 day LIBOR Rate in effect on the first day of each such interest period plus two and one-half percent (2.5%) (the “Effective LIBOR Rate”). Any advance made pursuant to this Section 8.5 or otherwise bearing interest at the Effective LIBOR Rate shall be referred to herein as a “LIBOR Rate Loan”. In no event shall you be permitted to request there be more than four (4) LIBOR Rate Loans outstanding at any time.

          8.6. Conversion or Continuation You shall have the option at the end of any applicable interest period, to convert any LIBOR Rate Loans or any portion thereof into Prime Rate Loans without premium or penalty or to continue such LIBOR Rate Loans or any portion thereof for an additional interest period, and the succeeding interest period of such continued LIBOR Rate Loan shall commence on such expiration. To continue any LIBOR Rate Loan, you shall deliver a notice of continuation in advance of the proposed expiration of the applicable interest period, specifying (i) the principal outstanding amount thereof that is to be continued, and (ii) the requested 30, 60 or 90 day interest period. If the option set forth in this Section 8.4 to continue any LIBOR Rate Loan is not delivered to us prior to the expiration of any applicable LIBOR Rate Loan interest period, such LIBOR Rate Loan shall convert automatically into a Prime Rate Loan on the final date of the applicable interest period.

          8.7. Yield Protection. In the event you shall prepay all or any portion of any LIBOR Rate Loan prior to the last day of the applicable interest period, you shall pay to us a penalty equal to the sum of (i) the amount of such LIBOR Rate Loan being prepaid multiplied by (x) any amount by which the Effective LIBOR Rate applicable to such LIBOR Rate Loan exceeds the Effective LIBOR Rate in effect on the date of such prepayment; and further multiplied by (y) the fraction of the year remaining on the applicable LIBOR Rate Loan interest period; plus (ii) $250.

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          8.8. Overadvance Rate and Default Rate. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, (i) any portion of advances made by us to you which is in excess of the Receivable Availability (the “Overadvance”) shall bear interest at the Overadvance Rate (with our determining in our sole discretion the allocation of the Overadvance to any LIBOR Rate Loans and Prime Rate Loans outstanding at any time); and (ii) upon the occurrence of a Default, and for so long as such Default continues, the Obligations shall, at our option, bear interest at the Default Rate.

          8.9. Miscellaneous. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in law, rule, regulation, guideline or order or in interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for us to make or maintain a loan at the Effective LIBOR Rate, then, by written notice to you, we may require that the LIBOR Rate Loans be converted to a Prime Rate Loan, whereupon the LIBOR Rate Loan shall be automatically converted to a Prime Rate Loan and shall bear interest at the then Effective Prime Rate. Interest will be charged monthly to your account in arrears. Interest shall be calculated on the basis of a three-hundred-sixty (360) day year for the actual number of days elapsed. In no event shall any applicable interest rate under this Agreement exceed the maximum rate permitted by applicable law and in the event excess interest is paid, it shall be considered a repayment of principal.

          8.10. Financial Covenants. You shall cause to be maintained, at the end of each fiscal year, Working Capital of not less than $25,000,000.

9. STATEMENT OF ACCOUNT AND EXPENSES:

          9.1. All Obligations shall become immediately due and payable upon demand upon the occurrence of the earlier of: (i) any failure to pay any Overadvance within 10 days of its occurrence; (ii) any Default; and (iii) the Effective Termination Date. You hereby irrevocably authorize and direct us to charge at any time to your account any Obligations owing to any of our Affiliates by charging your account.

          9.2. We will render a statement of account monthly to you, and such statement shall be binding upon you, except for manifest error and specific matters which you contest and of which we are notified in writing, within thirty (30) days after the date of such statement.

          9.3. You shall pay all reasonable expenses (including reasonable attorneys, both in-house and outside, fees) incurred by us in connection with the relationship established under this Agreement and/or the transactions contemplated hereby, including, expenses incurred in connection with the filing of financing statements under the UCC and the making of record searches, which such expenses shall not exceed $25,000 in connection with the initial preparation of this Agreement and any concurrently prepared agreements and documents. You shall pay all reasonable expenses incurred in connection with the filing of financing statements under the UCC with respect to Purchased Receivables. We may also charge to your account any reasonable fees, costs or other expenses we incur to eliminate or cure any lack of capacity that we may now or hereafter have to maintain an action in the courts of any state to enforce payment or Receivables due from Customers located in such state by reason of your acts or omissions, including your failure to qualify as a foreign entity in such state or any other failure on your part to observe the laws of such state that are applicable to you or your assets. You shall also pay to us such fees as we may charge from time to time for, among other things, wire transfers. In connection with our examinations of your books, records and operations you shall pay all of our out-of-pocket expenses plus for each examiner the Standard Examiner’s Rate in effect at the time of any such examination. In connection with our administration of this Agreement, our liquidation of any Collateral, settlement of any Dispute, or enforcement of any Obligation, or our protecting, preserving and enforcing our security interests and rights hereunder, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to our transactions with you, including actions or proceedings that may involve any Person asserting a priority or claim with respect to Purchased Receivables, all costs and expenses incurred, including, reasonable attorneys’ (both in-house and outside) fees incurred by us, shall be borne and paid for by you, and may, at our option, be charged to your account with us. Your reimbursement obligations pursuant to this paragraph shall survive termination of this Agreement for any reason.

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9.4. No delay or failure on our part in exercising any right, privilege, or option hereunder shall operate as a waiver of such or of any other right, privilege, or option, and no waiver, amendment, or modification of any provision of this Agreement shall be valid, unless in a writing signed by us and then only to the extent therein stated. Should any provision of this Agreement be prohibited by or invalid under applicable law, the validity of the remaining provisions shall not be affected thereby. Unless otherwise specifically provided in this Agreement, any notices, requests, demands or other communications permitted or required to be given under this Agreement shall be in writing and shall be sent by facsimile, hand delivery or by a nationally recognized overnight delivery service, to the addresses and facsimile numbers of the parties set forth below (or to such other address or facsimile number as a party may hereafter designate by a notice to the other that complies with this section) and shall be deemed given (a) in the case of a notice sent by facsimile, when received by the recipient if the sending party receives a confirmation of delivery from its own facsimile machine; and (b) in the case of a notice that is hand delivered or sent by such overnight courier, when delivered (provided that the sending party retains a confirmation of delivery). Any notice which, pursuant to the terms hereof must be sent by you by certified or registered mail shall be deemed given and effective when received by us.

If to us	If to you
Rosenthal & Rosenthal, Inc.	Steven Madden Retail, Inc.
1370 Broadway	52-16 Barnett Avenue
New York NY 10018	Long Island City, NY11104
Attn: David Flaxman, Esq., with a copy to J.	Attn: Arvind Dharia
Michael Stanley
Facsimile: (212) 356-0989	Facsimile: (718) 308-8201

With a copy to:

CERTILMAN BALIN ADLER & HYMAN, LLP
90 E. Merrick Ave., 9th Floor
East Meadow, NY 11554
Attn: Brian Ziegler, Esq.

Facsimile: (516) 296-7111

          9.5 The headings used herein are intended to be for convenience of reference only and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

10. PAYMENTS:

          10.1. All remittances obtained by you against Credit Approved Receivables and any other Receivables due from a Customer that is obligated on Credit Approved Receivables will be received in trust for us, and you will turn over to us the identical remittances as speedily as possible; provided, however, that nothing herein authorizes you to collect Credit Approved Receivables or other Receivables due from Customers obligated on Credit Approved Receivables. You constitute us, or any other entity or person (but in no event a direct competitor of your business) whom we may designate in our sole discretion, reasonably exercised, as your attorney in fact at your own cost and expense to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until this Agreement has been terminated and you have fully and indefeasibly paid and discharged all Obligations (a) to sign and/or endorse your name on all remittances and all papers, bills of lading,

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receipts, instruments and documents relating to the Receivables and the transactions between us; (b) to deposit any checks or other remittances received relating to the Receivables regardless of notations or conditions placed thereon by your customers or deductions reflected thereby and to charge the amount of any such deductions to your account; and (c) to sign your name to any and all documents necessary to cure or eliminate any lack of capacity that we may now or hereafter have, by reason of your acts or omissions, to maintain an action in the courts of any state to enforce payment of Receivables due from Customers located in such state and to file such documents with the appropriate public officials or agencies.

          10.2. If any payment or recovery is received from or on behalf of a Customer which is a Customer on both Credit Approved Receivables and CR Receivables, any such payment or recovery may be first applied to the Credit Approved Receivables notwithstanding (i) any notation to the contrary on or with respect thereto; (ii) the payment terms thereof; (iii) the due date thereof; or (iv) whether such payments were made in the ordinary course of business or otherwise.

11. SECURITY INTEREST; FINANCING STATEMENTS:

          11.1. To secure the Obligations, and effective upon our purchase of Receivables pursuant to the terms hereof, you sell and assign to us, and grant to us a security interest in, all of your right, title and interest in such Purchased Receivables and the Inventory represented by such Purchased Receivables, as well as Inventory returned by or repossessed from Customers, all of your rights as an unpaid vendor or lienor, all of your rights of stoppage in transit, replevin and reclamation relating thereto, and all of your rights against third parties with respect thereto. You will cooperate with us in exercising any rights with respect to any of the foregoing.

          11.2. You authorize us to file financing statements and any and all other documents that may now or hereafter be provided for by the UCC to reflect and/or perfect our interest as purchaser of Purchased Receivables and any security interest now or hereafter granted by you to us in any of your presently owned or hereafter acquired property. In the event that any jurisdiction requires a debtor’s signature on such financing statements and/or such other documents, you authorize us to file such financing statements and/or other documents on your behalf as your attorney in fact, which such power being coupled with an interest, shall be irrevocable until this Agreement has been terminated and you have fully and indefeasibly paid and discharged all of the Obligations.

12. BOOKS AND RECORDS/FINANCIAL STATEMENTS:

          We and our representatives shall, at all reasonable times, have the right to examine all of your books and records, provided, however that unless and until the occurrence of a Default, such examinations shall not occur more than once in any Contract Year. You agree to prepare and furnish to us within forty five (45) days after the close of each of your fiscal quarters, financial statements reviewed and in such form and detail as we may reasonably require. You also agree to have prepared, and to furnish to us within ninety (90) days after the close of each of your fiscal years, financial statements, in accordance with GAAP, which have been reviewed by an independent certified public accountant satisfactory to us.

13. TERM:

          This Agreement shall commence on the date hereof, shall continue for one Contract Period and shall automatically renew at the end of each Contract Period for an additional Contract Period. Notwithstanding the foregoing, this Agreement may be terminated (i) by us at any time, on not less than sixty (60) days prior written notice to you by registered or certified mail; (ii) by you, effective at the end of the first Contract Period, provided you give us notice in writing, by registered or certified mail, not less than sixty (60) days prior to the expiration of the first Contract Period, of your intention to terminate this Agreement as at the end of such Contract Period; (iii) by you effective any time after the expiration of the

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first Contract Period, provided you give us notice in writing, by registered or certified mail, not less than sixty (60) days prior to the Effective Termination Date set forth in such notice; or (iv) by you, effective at any time prior to the expiration of the first Contract Period, upon your written request to us to terminate this Agreement effective as of the date set forth in such request provided that you pay to us an Early Termination Fee upon the Effective Termination Date of such termination. In the event of a Default, we shall have the right to terminate this Agreement at any time upon written notice, and you shall owe us an Early Termination Fee calculated as of the date of such termination in the event the Effective Termination Date occurs during the first Contract Year. The Early Termination Fee shall become automatically due and payable in the event a petition is filed by or against you under any provision of Title 11 of the United States Code during the first Contract Year. Our rights and the Obligations arising out of transactions having their inception prior to the termination date shall not be affected by any termination or notice thereof, nor shall any transaction which by its terms survives termination. Termination of this Agreement shall not become effective in respect of the liens and security interests granted to us hereunder until you have fully and indefeasibly paid and discharged all Obligations, and until such time, you shall continue to furnish schedules of Receivables to us and deliver and pay over to us all Proceeds in respect thereof. After the giving of any notice of termination hereunder and until the full liquidation of your account and the indefeasible payment in full of all Obligations, you shall not be entitled to receive any equities or payments from us, to the extent we are obligated to make payments to you under this Agreement. From and after the Effective Termination Date, all amounts charged or chargeable to your account hereunder (including, without limitation, (i) if the Effective Termination Date occurs during the first Contract Year, the Early Termination Fee and (ii) if the Effective Termination Date occurs at any time thereafter, the prorated amount of any deficiency (after giving effect to the commissions payable under Section 6.1) in the earned minimum aggregate Base Commission for the portion of such Contract Year elapsed prior to the Effective Termination Date), and all other Obligations, shall become immediately due and payable without further notice or demand.

14. GOVERNING LAWS/JURY TRIAL WAIVER/JURISDICTION/VENUE AND MISCELLANEOUS PROVISIONS:

          This Agreement is deemed made in the State of New York and shall be governed, interpreted and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed within such state. No modification, waiver or discharge of this Agreement shall be binding upon us unless in writing and signed by us. Our failure, at any time, to exercise any right or remedy hereunder, shall not constitute a waiver on our part with respect to such right or remedy, nor shall such failure preclude us from exercising the same or any other right or remedy at any subsequent time. If any taxes are imposed upon us, or if we shall be required to withhold or pay any tax or penalty because of or in connection with any transactions between us under this Agreement, you shall indemnify us and hold us harmless in respect thereof. This Agreement, together with all other agreements delivered concurrently herewith or hereafter, including, without limitation, the Combined Charges Agreement and that certain Confidentiality Agreement between Steven Madden, Ltd. and Rosenthal & Rosenthal, Inc., dated on or about the date hereof, embodies our entire agreement as to the subject matter hereof and supersedes all prior agreements (whether oral or written) as to the subject matter hereof. TRIAL BY JURY IS HEREBY WAIVED BY EACH OF US IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF US AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP CREATED HEREBY (WHETHER SOUNDING IN TORT OR CONTRACT). YOU HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK (OR THE CIVIL COURT OF THE CITY OF NEW YORK IF SUCH MATTERS BE WITHIN ITS JURISDICTION), AND OF ANY FEDERAL COURT IN SUCH STATE, FOR A DETERMINATION OF ANY DISPUTE AS TO ANY SUCH MATTERS. IN CONNECTION THEREWITH, YOU HEREBY WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREE THAT SERVICE THEREOF MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO YOU AT YOUR ADDRESS SET FORTH ABOVE, OR SUCH OTHER ADDRESS AS SHALL HAVE

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PREVIOUSLY BEEN COMMUNICATED TO US BY REGISTERED OR CERTIFIED MAIL. WITHIN THIRTY DAYS AFTER SUCH MAILING, YOU SHALL APPEAR OR ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS. SHOULD YOU FAIL TO APPEAR OR ANSWER WITHIN SAID THIRTY DAY PERIOD, YOU SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY US AGAINST YOU FOR THE AMOUNT AS DEMANDED IN ANY SUMMONS, COMPLAINT OR OTHER PROCESS SO SERVED. In the event we shall retain attorneys for the purpose of enforcing the performance, payment or collection of any of the Obligations, then and in that event you agree to pay the reasonable fees of such attorneys, plus any and all reasonable expenses and disbursements incurred in connection therewith and/or incidental thereto. Our books and records shall be admissible as prima facie evidence of the status of the account between us, absent manifest error. The use of “including” or “include” means “including (or “include”), without limitation.” The use of “or” means “and/or” if the context so permits or requires. The term “satisfactory to us” as used herein shall mean “satisfactory to us in our sole and absolute discretion”. The term “our sole discretion” as used herein shall mean “our sole and absolute discretion”. You will not seek advice or counsel from us or any of our representatives with respect to the management or operation of your business and if you deem such advice or counsel to have been offered, directly or indirectly, you will evaluate it and act or decline to act upon it based upon your own analysis and/or the advice or counsel of your own independent expert(s) or consultant(s). You agree that there is no fiduciary relationship between us or our representatives and you or any other entity, affiliated or controlled by you, and that you will not seek or attempt to establish any such fiduciary relationship. You hereby expressly waive any right to assert, now or in the future, that there was or is a fiduciary relationship between you and us and/or our representatives in any action, proceeding or claim for damages. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of each of us and our respective heirs, executors, administrators, successors and assigns, provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.

15. DEFINITIONS:

          As used in this Agreement, these terms shall have the following meanings which shall be applicable to both the singular and plural forms of such terms.

          “Accounts” shall have the meaning set forth in Article 9 of the UCC.

          “Affiliate” of a Person shall mean any entity controlling, controlled by, or under common control with, the Person and the term “controlling” and such variations thereof shall mean ownership of a majority of the voting power of a Person, or the contractual power to control such Person’s affairs.

          “Agreement” shall mean this Collection Agency Agreement, as amended, modified or supplemented.

          “Availability under a Credit Line” shall mean the unused amount of a Credit Line, unless otherwise suspended by us at any time (e.g., when Receivables due from the Customer under a Credit Line are a certain number of days past due) and communicated to you in writing or by such electronic means as may be designated by us to you.

          “Bank” shall mean JPMorgan Chase Bank or any successor thereto.

          “Base Commission” shall have the meaning set forth in Section 6.1 hereof.

          “Business Day” shall mean a day on which we and major banks in New York City are open for the regular transaction of business.

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          “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

          “Collateral” shall mean any property or rights in property whenever arising which now or hereafter secure any of the Obligations.

          “Combined Charges Agreement” shall mean that certain letter agreement, dated as of the date hereof, among us, you, Daniel Friedman & Associates, Inc., Diva Acquisition Corp., Steven Madden, Ltd., SML Acquisition Corp., and Stevies, Inc., aggregating (i) the minimum aggregate Base Commission payable and (ii) the maximum outstanding advances and undrawn letters of credit available, under this Agreement and each of those certain other Collection Agency Agreements between us and such other parties.

          “Contract Period” shall mean (i) the consecutive twelve month period following the last day of the month in which the Effective Date falls; and (ii) each consecutive twelve month period thereafter.

          “Contract Year” shall mean the consecutive twelve month period following the last day of the month in which the Effective Date falls and each consecutive twelve month period thereafter.

          “Credit Approval” shall mean either (i) a notice from us to you, in writing or by such electronic means as may be designated by us, that we have approved all or a portion of an Order; or (ii) Availability under a Credit Line.

          “Credit Approved Receivable” shall mean a Receivable for which we have assumed the Credit Risk.

          “Credit Line” shall mean a line of credit, established by us and communicated from time to time to you in writing or by such electronic means as may be designated by us to you, granting approval for sales by you, or rendition of services by you to a Customer, billed at a specified location or locations, up to a specified aggregate available amount.

           “Credit Risk” shall mean the risk of loss resulting from a Customer’s failure to pay a Credit Approved Receivable on the due date solely because of the Customer’s financial inability to make such payment.

          “CR Receivable” shall mean any Receivable which is not a Credit Approved Receivable.

          “Current Assets” shall mean all amounts which would, in conformity with GAAP, be included under current assets on your balance sheet, as at such date, provided, however, that such amounts shall not include any amounts for any indebtedness owing by any Affiliate to you.

          “Current Liabilities” shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on your balance sheet, as at such date, but in any event including the amounts of (a) all indebtedness payable on demand, or at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial, maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested to such date, (d) all accruals for federal or other taxes measured by income payable within twelve (12) months of such date and (e) all outstanding indebtedness to us.

          “Customer” shall mean any Person obligated on a Receivable.

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          “Default” shall mean the occurrence of any of the following events: (1.) nonpayment, after ten (10) days, when due of any amount payable on any of the Obligations; (2.) failure to perform any agreement or meet any obligation in this Agreement or in any agreement out of which any of the Obligations arose, after ten (10) days notice (provided that you shall only be entitled to such notice and opportunity to cure not more than twice in any Contract Year); (3.) breach or failure to continue to be true and accurate in all material respects of any covenants, representation, warranty or agreement whenever made by you to us, pursuant to this Agreement after 10 days notice (provided that you shall only be entitled to such notice and opportunity to cure not more than twice in any Contract Year); (4.) default beyond any applicable notice or cure period by you in repayment, when due, of any indebtedness in excess of $2,000,000, now or hereafter owed for monies borrowed from anyone other than us, unless the same is being contested in good faith and adequate reserves therefor have been established; (5.) any material statement, or warranty of yours made in writing or in any other writing in or in connection with this Agreement or statement at any time furnished or made by you to us is untrue in any material respect as of the date furnished or made; (6.) suspension of the operation of your business; (7.) any Obligor becomes insolvent or unable to pay debts as they mature, makes an assignment for the benefit of creditors, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is brought by or against any Obligor, and the same is not discharged within sixty (60) days; (8.) appointment of a receiver for any collateral pledged for the Obligations or for any of your property, or the property of any Obligor, in which we have an interest; or (9.) the Pension Benefit Guaranty Corporation shall commence proceedings under Section 4042 of the Employee Retirement Income Security Act of 1974 (ERISA) to terminate any of your employee pension benefit plans.

          “Default Rate” shall mean the rate which is one percent (1%) per annum in excess of the Overadvance Rate.

          “Deposit Account” shall have the meaning set forth in Article 9 of the UCC

          “Deposit Date” shall mean with respect to a payment of a Receivable from or on behalf of a Customer, (i) in the case of a payment that is received by a banking institution and deposited into our account with it (x) prior to 12:00 noon on any day the date such banking institution makes such deposit into our account; (y) after 12:00 noon on any day, the following Business Day; and (ii) in all other cases, the Business Day following the date that the payment is actually received by us.

          “Dispute” shall mean (i) any dispute, claim, offset, defense, counterclaim or any other reason for nonpayment of all or a portion of any Receivable (including, merchandise returns) other than a Customer’s financial inability to pay, regardless of whether the same is in an amount greater than, equal to or less than the Receivable concerned, whether bona fide or not, and regardless of whether the same, in part or whole, relates to an unpaid Receivable or any other Receivable; and (ii) an act of God, force majeure, the acts of restraint of public authorities whether domestic or foreign, civil strife, war or currency restrictions or fluctuations resulting in nonpayment of all or any portion of any Receivable.

          “Documents” shall have the meaning set forth in Article 9 of the UCC.

          “Early Termination Fee” shall mean the amount that you and we agree will compensate us for the damages we will sustain if this contract is terminated by you prior to the end of the first Contract Period or by us due to a termination event in the first Contract Period. The Early Termination Fee, which you and we have agreed represents a reasonable approximation of the amount of such damages (due to the impossibility of calculating such amount in advance), shall be equal to the greater of: (i) 100% of the monthly average of all fees and charges that would have been payable by you to us on an actual basis under Sections 6.1 (as adjusted by Section 6.2) or 6.2, as applicable, of this Agreement had it been in effect for the twelve month period prior to the effective date of such termination or filing of such petition, multiplied by the number of whole or partial calendar months remaining during the unexpired portion of the first Contract Year; and (ii) the minimum factoring commission pursuant to Section 6.2 hereof, for the first Contract Year.

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          “Effective Date” shall have the meaning set forth in the paragraph immediately preceeding Section 1 hereof.

          “Effective Termination Date” shall mean the date of termination specified in any duly delivered notice of termination of this Agreement, or, with respect to any automatic termination of this Agreement, the effective date of such automatic termination.

          “Effective LIBOR Rate Loan” shall have the meaning set forth in Section 8.3 hereof.

          “Effective Prime Rate” shall have the meaning set forth in Section 8.2 hereof.

          “Eligible Receivables” shall mean, at the time of the calculation thereof all Receivables less (i) any Receivables subject to a Dispute, (ii) any CR Receivables, (iii) any Receivables owing from a Customer whose total obligations to you exceed forty percent (40%) of all Eligible Receivables; and (iv) any Receivables which we in our sole discretion deem not to be Eligible Receivables.

          “Excluded Receivables” shall mean (i) all international sales and commission invoices to foreign customers, (ii) all “first cost” sales and commissions invoices to domestic customers, (iii) all invoices to employees and affiliates, (iv) all sample billings to sales representatives and others; (vi) all invoices to Shoe Mania, Inc.; and (vii) all other invoices as we may agree in writing in our sole discretion (not to be unreasonably withheld).

          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of the determination consistently applied.

          “General Intangibles” shall have the meaning set forth in Article 9 of the UCC (and shall include tradenames, trademarks, tradestyles, service marks, copyrights and patents and all your rights and claims against us hereunder or otherwise).

          “Instruments” shall have the meaning set forth in Article 9 of the UCC.

          “Inventory” shall have the meaning set forth in Article 9 of the UCC.

          “Investment Property” shall have the meaning set forth in Article 9 of the UCC.

          “L/C Bank” shall mean the Bank or any other national banking association.

          “Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

          “LIBOR” shall mean London Interbank Offered Rate, compiled by the British Bankers Association.

          “LIBOR Rate” shall mean the LIBOR rate as published in the “Money Rates” section of The Wall Street Journal (Eastern Edition). If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published for any period of time, or if it ceases to publish an applicable LIBOR Rate, then we shall use the LIBOR rate as reflected by the British Bankers Association on Bloomberg Professional Services page BBAM1 (“Bloomberg”) during such period. If more than one LIBOR rate is published by The Wall Street Journal or, if applicable; Bloomberg, for such period on any applicable date, the “highest” LIBOR rate shall be selected.

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          “Net Cash Balances” shall mean cash balances in your favor with us arising from the purchase of Receivables by us which, at your option, remain with us past the Payment Date to which such cash balances relate.

          “Net Amount of Receivables” shall mean the gross amount of Receivables, less maximum discount, less returns, less credits or allowances of any nature at any time issued, owing, granted or outstanding, and less also our commission as set forth herein.

          “Obligations” shall mean all obligations, advances, liabilities and indebtedness of you or your Affiliates to us or any of our Affiliates, however evidenced, arising under this Agreement, whether now existing or incurred from time to time hereafter and whether before or after termination hereof, absolute or contingent, joint or several, matured or unmatured, direct or indirect, primary or secondary, liquidated or unliquidated, and including, all of our charges, commissions, fees, interest, expenses, costs and attorneys’ fees chargeable to you in connection therewith, and all of your obligations to us as an indemnitor pursuant to the terms of this Agreement.

          “Obligor” shall mean you and each other Person (including, any Guarantor or direct or indirect provider of collateral) primarily or secondarily, directly or indirectly, liable on, or providing collateral for, any of the Obligations.

          “Order” shall mean any purchase order or equivalent document for the sale by you of goods or the rendition by you of services.

          “Overadvance” shall have the meaning set forth in Section 8.8 hereof.

          “Overadvance Rate” shall mean the rate which is three percent (3%) per annum in excess of the Effective Prime Rate.

          “Payment Date” with respect to a Receivable shall mean the date which is three (3) Business Days after the Deposit Date thereof

          “Permitted Lien” shall mean a lien or security interest in our favor, or to which we have specifically consented in writing, subject to any limitation set forth in such writing.

          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, non-registered organization, association, corporation, limited liability company, government or any subdivision, agency or political subdivision thereof or any other entity.

          “Prime Rate” shall mean the rate of interest from time to time publicly announced in New York City by the Bank as its prime rate. The Prime Rate may not be the lowest or best rate charged by the Bank.

          “Prime Rate Loan” shall have the meaning set forth in Section 8.2 hereof.

          “Proceeds” shall mean all proceeds (as set forth in Article 9 of the UCC), products, rents and profits of or from any and all of the Collateral and, to the extent not otherwise included in the foregoing; (i) all payments under any insurance, indemnity, warranty or guaranty with respect to any of the collateral, (ii) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the Collateral, (iii) all claims and rights to recover for any past, present or future infringement or dilution of or injury to any Collateral; and (iv) all other amounts from time to time paid or payable under or with respect to any of the Collateral, including licensing and royalty fees.

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          “Purchased Receivable” shall mean a Receivable that we purchase from you pursuant to Section 7.2 hereof.

          “Receivable Availability” shall have the meaning set forth in Section 8.1 hereof.

           “Receivables” shall mean all Accounts, Instruments, Chattel Paper, Documents, Investment Property and General Intangibles arising from your sales of Inventory or performance of services, and the Proceeds thereof, and all Supporting Obligations, whether now existing or hereafter created, excepting only for Excluded Receivables.

          “Reserves” shall mean any reasonable set asides, reductions or reserves which we may establish, from time to time, in our sole option and in our sole discretion in connection with any financial accommodations which we may make available to you in connection with this Agreement.

          “Special Account Schedule” shall mean a schedule issued, from time to time, listing thereon surcharge commissions applicable to Receivables owing from the Customers listed thereon.

          “Standard Examiner Rate” shall mean the per diem rate per examiner established by us from time to time. The Standard Examiner Rate on the date hereof is $850

          “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

          “UCC” shall mean the Uniform Commercial Code as the same may be in effect (subject to revision, from time to time) in the State of New York.

          “Working Capital” shall mean the amount, if any, by which Current Assets exceed Current Liabilities.

          YOU ACKNOWLEDGE THAT WE HAVE ADVISED YOU TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR EXECUTION OF THIS AGREEMENT.

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ J. Michael Stanley

Name:	J. Michael Stanley
Title:	Managing Director

AGREED:
STEVEN MADDEN RETAIL, INC.

By:	/s/ Arvind Dharia

Name:	Arvind Dharia
Title:	C.F.O.

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